UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2019

PIERIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37471	EIN 30-0784346
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 State Street, 9th Floor Boston, MA	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 857-246-8998
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIRS	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)

On July 31, 2019, the Board of Directors (the “Board”) of Pieris Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Maya Said, Sc.D., to the Board to serve as a Class II Director with a term expiring at the Company’s 2022 annual meeting of stockholders. Dr. Said was also appointed to serve on the Nominating and Corporate Governance Committee and Science and Technology Committee of the Board. Dr. Said is the Founder and Chief Executive Officer of Outcomes4Me Inc., a health technology company focused on providing patients diagnosed with cancer and other chronic life altering diseases with personalized treatment options as well as outcomes information. She served as the Chief Operating Officer of Celsius Therapeutics, where she established and managed the company’s operations from inception through the company’s first year post-launch. Before founding Outcomes4Me, Dr. Said was Senior Vice President, Global Head of Oncology Policy & Market Access at Novartis, where she defined Novartis’ oncology franchise value and pricing strategy to address pricing pressures and established global pricing guidance for numerous oncology products. Her previous experience also includes a senior position at Sanofi, where she served as Vice President, Head of Strategy, Science Policy & External Innovation, Global R&D, and at Boston Consulting Group, where she most recently served as a Principal. She currently serves on the Board of Transgene. Dr. Said received her Sc.D. in Electrical Engineering, Computer Science & Systems Biology from the Massachusetts Institute of Technology, where she also obtained a Master of Engineering in Electrical Engineering and Computer Science, a Master of Science in Toxicology, a Bachelor of Science in Electrical Engineering and Computer Science and a Bachelor of Science in Biology. She has authored over 20 publications in high-impact journals.

In connection with Dr. Said’s election to the Board, and pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”), the Company granted to Dr. Said a non-statutory stock option to purchase up to 30,000 shares of the Company’s common stock from the Company's 2019 Employee, Director and Consultant Equity Incentive Plan, at an exercise price per share equal to $5.50, the closing price of the Company’s common stock on The Nasdaq Capital Market on July 31, 2019. The stock option will vest one year after the date of grant, subject to Dr. Said's continued service as a director.

In addition, pursuant to the Director Compensation Policy Dr. Said is entitled to receive an annual cash retainer of $35,000 for her service as a non-employee director of the Company, an annual cash retainer of $3,750 for her service on the Nominating and Corporate Governance Committee and an annual cash retainer of $5,000 for her service on the Science and Technology Committee. Also in connection with Dr. Said’s election to the Board, Dr. Said and the Company will enter into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed by the Company with the Securities and Exchange Commission on December 18, 2014. Under this agreement, the Company will agree, among other things, to indemnify Dr. Said for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of the Company’s directors.

There are no arrangements or understandings between Dr. Said and any other person pursuant to which Dr. Said was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Said has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Said has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

A copy of the press release announcing Dr. Said’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release dated August 1, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Dated: August 1, 2019	/s/ Allan Reine
Allan Reine
Chief Financial Officer